EXHIBIT 10.29


                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT is made effective as of June 16, 1999 by and between John D. Johnson (hereafter "Johnson") and Cenex Harvest States Cooperatives, a Minnesota cooperative corporation (together with all affiliates, the "Company").

         WHEREAS, Johnson is an integral part of the Company's management; and

         WHEREAS, the Company is contemplating the possible full consolidation of its business with the business of Farmland Industries, Inc. through a merger or other similar transaction (the "Consolidation") and desires to assure both itself and Johnson of continuity in the event of the Consolidation;

         NOW, THEREFORE, it is hereby agreed to by and between the parties as follows:

1.       Employment

         The Company hereby agrees to and does hereby employ Johnson as President and General Manager, and Johnson hereby agrees to accept employment with the Company as President and General Manager, for the period set forth in Paragraph 2 below (the period of employment) upon the other terms and conditions set forth in this Agreement. It is understood that the Company or its successor may appoint Johnson to a different position, and that Johnson may accept such a position, subject to the other terms and conditions set forth in this Agreement.

2.       Period of Employment; Termination of Agreement

         The period of employment shall commence on the date of this Agreement and, subject to the provisions of Paragraphs 5 and 6 below, shall continue for a rolling three (3) year period, provided that Johnson's employment may be earlier terminated by either party subject to the rights and obligations of the parties set forth herein.

3.       Performance

         Throughout the period of employment, Johnson agrees to devote his full time and attention during normal business hours to the business of the Company, except for earned vacations and except for illness or incapacity.

4.       Compensation

         (a) For all services to be rendered by Johnson in any capacity during the period of employment, Johnson shall be paid as annual compensation a base salary of at least $575,000. The Board will annually review Johnson's annual compensation and determine what is appropriate for a cost of living increase, merit increase, and/or increase in responsibilities or duties.

         (b) During the term of his employment hereunder, Johnson shall be eligible to participate in all of the Company's variable pay programs. Johnson shall further be entitled to any additional employee benefits separately made available to him from time to time by the Board in its discretion.

         (c) The Company shall bear such ordinary and necessary business expenses incurred by Johnson in performing his duties hereunder as the Company determines from time to time, provided that Johnson accounts promptly for such expenses to the Company in the manner prescribed from time to time by the Company.

5.       Termination with Severance Allowance

         (a) Termination by the Company Not for Cause. In the event of termination of the employment of Johnson by the Company during the period of employment for any reason other than for cause, as defined in paragraph 6(a), death or disability, the Company shall:

                  (i) pay Johnson a severance allowance in the amount of 2.99 times the greater of

                                  (A) his then-current base salary plus
                           short-term and long-term target bonus ("Target Bonus"), or

                                      (B) the amount payable in base salary plus
                           Target Bonus for calendar year 1999;

                  (ii) continue his family health insurance for one (1) year;

                  (iii) continue his family health insurance thereafter up to age 65 (or any revised age for Medicare eligibility), upon Johnson's payment of the retiree premium rate, except for any period during which Johnson is eligible for coverage, without any exclusions for preexisting conditions, through another employee group plan; and

                  (iv) continue his existing executive perquisites for a period of three (3) years.

         Said severance allowance shall be in lieu of all other severance payable to Johnson under Company severance policies.

         (b) Termination by Johnson if the Consolidation is closed on or before December 31, 2000. If the Consolidation is closed on or before December 31, 2000; and if (i) Johnson is not offered the position of Chief Executive Officer of the Company or its successor on or before June 1, 2001, or (ii) the Company or its successor names someone other than Johnson as its new Chief Executive Officer; and if Johnson thereafter resigns his employment on or before June 1, 2002, the Company shall:

                  (i) pay Johnson a severance allowance in the amount of 1.99 times the greater of

                                  (A) his then-current base salary plus Target
                           Bonus, or

                                      (B) the amount payable in base salary plus
                           Target Bonus for calendar year 1999;

                  (ii) continue his family health insurance for one (1) year;

                  (iii) continue his family health insurance thereafter up to age 65 (or any revised age for Medicare eligibility), upon Johnson's payment of the retiree premium rate, except for any period during which Johnson is eligible for coverage, without any exclusions for preexisting conditions, through another employee group plan; and

                  (iv) continue his existing executive perquisites for a period of two (2) years.

         Said severance allowance shall be in lieu of all other severance payable to Johnson under Company severance policies.

         (c) Termination by Johnson if the Consolidation is not closed on or before December 31, 2000. If the Consolidation is not closed on or before December 31, 2000 and Johnson is not offered the position of Chief Executive Officer of the Company on or before December 31, 2000, this shall be deemed an event of termination without cause. In that event, the Company shall:

                  (i) pay Johnson a severance allowance in the amount of 2.99 times the greater of

                          (A) his then-current base salary plus Target Bonus,
                  or

                               (B) the amount payable in base salary plus Target
                  Bonus for calendar year 1999;

                  (ii) continue his family health insurance for one (1) year;

                  (iii) continue his family health insurance thereafter up to age 65 (or any revised age for Medicare eligibility), upon Johnson's payment of the retiree premium rate, except for any period during which Johnson is eligible for coverage, without any exclusions for preexisting conditions, through another employee group plan; and

                  (iv) continue his existing executive perquisites for a period of three (3) years.

         Said severance allowance shall be in lieu of all other severance payable to Johnson under Company severance policies.

         (d) Additional Payments. In the event that Johnson becomes entitled to payments under paragraph 5(a), 5(b), or 5(c) of this Agreement, the Company shall cause its independent auditors promptly to review, at the Company's sole expense, the applicability of Section 4999 of the Code to such payments. If such auditors shall determine that any payment or distribution of any type by the Company to Johnson or for his benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the "Total Payments"), would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the "Excise Tax"), then Johnson shall be entitled to receive an additional cash payment (a "Gross-Up Payment") within 30 days of such determination equal to an amount such that after payment by Johnson of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, Johnson would retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments. For purposes of the foregoing determination, Johnson's tax rate shall be deemed to be the highest statutory marginal state and Federal tax rate (on a combined basis) (including Johnson's share of F.I.C.A. and Medicare taxes) then in effect. If no determination by the Company's auditors is made prior to the time a tax return reflecting the Total Payments is required to be filed by Johnson, he will be entitled to receive a Gross-Up Payment calculated on the basis of the Total Payments reported by Johnson in such tax return, within 30 days of the filing of such tax return. In all events, if any tax authority determines that a greater Excise Tax should be imposed upon the Total Payments than is determined by the Company's independent auditors or reflected in Johnson's tax return pursuant to this Section 6, Johnson shall be entitled to receive the full Gross-Up Payment calculated on the basis of the amount of Excise Tax determined to be payable by such tax authority from the Company within 30 days of such determination.

         (e) Request and Release. In order to obtain the severance allowance provided for in this Agreement, Johnson must submit a request for severance and must sign a complete release of all claims. The Company shall have no obligation to pay any severance allowance unless and until Johnson shall have submitted the request for severance and signed a full and complete release of all claims, to be drafted by Legal Counsel for the Company.

6.       Termination without Severance Allowance

         (a) Termination by the Company for Cause. The Company may terminate Johnson's employment for cause without incurring further obligation. For the purpose of this Agreement, termination of Johnson's employment shall be deemed to have been for cause only:

                  (i) if termination of Johnson's employment shall have been the result of an act or acts of fraud, theft or embezzlement on the part of Johnson which, if convicted, would constitute a felony and which results or which is intended to result directly or indirectly in gain or personal enrichment of Johnson at the expense of the Company; or

                  (ii) if termination of Johnson's employment results from Johnson's willful and material misconduct, including willful and material failure to perform his duties, and Johnson has been given written notice by the Board of Directors with respect to such and Johnson does not cure within a reasonable time; or

                  (iii) if there has been a breach by Johnson during the period of employment of the provisions of Paragraph 3 above, relating to the time to be devoted to the affairs of the Company, and with respect to any alleged breach of Paragraph 3 hereof, Johnson shall have substantially failed to remedy such alleged breach within thirty days from Johnson's receipt of notice from the Board of Directors.

         (b) Nonrenewal of Agreement. Except as otherwise provided in paragraph 5(b) and/or 5(c) above, the Company may elect not to renew this Agreement, and thereby to terminate Johnson's employment hereunder without any severance obligations, upon at least three (3) years' prior written notice to Johnson.

         (c) Termination by Johnson. Johnson shall have the right to terminate his employment in his sole discretion, with or without cause, by providing thirty (30) days notice of his intent to resign. Except as otherwise provided in paragraph 5(b) and/or 5(c) above, Johnson shall in that event receive no further compensation or severance allowance.

         (d) Death. In the event of Johnson's death during the period of employment, the legal representative of Johnson shall be entitled to the base or fixed salary provided for in Paragraph 4(a) above for the month in which death shall have occurred, at the rate being paid at the time of death, and the period of employment shall be deemed to have ended as of the close of business on the last day of the month in which death shall have occurred but without prejudice to any benefits, such as life insurance, otherwise due in respect of Johnson's death.

         (e)      Disability

                  (i) In the event of Johnson's disability during the period of employment, Johnson shall be entitled to an amount equal to the base or fixed salary provided for in Paragraph 4(a) above, at the rate being paid at the time of the commencement of disability, for the period of such disability but not in excess of twelve (12) months from the beginning of the period that establishes such disability, as described in Paragraph 6(e)(iii) below.

                  (ii) The amount of any payments due under Paragraph 6(e)(i) shall be reduced by any payments to which Johnson may be entitled for the same period because of disability under any disability or pension plan of the Company or of any division, subsidiary, or affiliate thereof, or as the result of workers' compensation or nonoccupational disability payments received from any government entity.

                  (iii) The term "Disability" as used in this Agreement, shall mean an illness or accident occurring during the period of employment which prevents Johnson from performing the essential functions of his job under this Agreement, with reasonable accommodations (as defined by federal and Minnesota disability laws), for a period of six consecutive months. The period of employment shall be deemed to have ended as of the close of business on the last day of such six-month period but without prejudice to any payments due Johnson from any disability policy or disability insurance.

7.       Transaction Incentive

         If the Company and Farmland Industries, Inc. complete the Consolidation prior to December 31, 2000, and Johnson has not by then resigned or been terminated for cause, Johnson shall become entitled to a Transaction Incentive payment in the amount of his base salary plus Target Bonus for calendar year 1999. In the event that Johnson's employment is terminated by death or disability after the Consolidation, Johnson or his estate shall be paid the full Transaction Incentive. In the event that Johnson's employment is terminated by death or disability prior to the Consolidation, Johnson, his estate or any beneficiary designated by Johnson shall be entitled to a partial Transaction Incentive, prorated for the period of his employment between May 1, 1999 and the closing of the Consolidation. (For example, if Johnson is terminated for one of these reasons on November 30, 1999 and the Consolidation occurs on June 1, 2000, Johnson or his estate would be entitled to 7/13 of Transaction Incentive.) The Transaction Incentive shall be paid on or before January 31, 2001.

8.       Noncompetition

         Executive agrees that during the term of his employment and thereafter for a period of two (2) years, Executive will not directly or indirectly engage in or carry on a business that is in direct competition with any significant business unit of the Company as conclusively determined by the Board of Directors. Further, Executive agrees that during this same period of time he will not act as an agent, representative, consultant, officer, director, independent contractor or employee of any entity or enterprise that is in direct competition with any significant business unit of the Company as conclusively determined by the Board of Directors. If Johnson's employment with the Company terminates pursuant to paragraph 5(b), the foregoing restrictions shall extend only for a period of one (1) year thereafter.

9.       Successor in Interest

         This Agreement and the rights and obligations hereunder shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, and shall also bind and inure to the benefit of any successor of the Company by merger or consolidation or any purchaser or assignee of all or substantially all of its assets, but, except to any such successor, purchaser, or assignee of the Company, neither this Agreement nor any rights or benefits hereunder may be assigned by either party hereto.

10.      Construction

         Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

11.      Governing Laws

         This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Minnesota.

12.      Notices

         Any notice required or permitted to be given under this Agreement shall be sufficient if in writing, sent by Certified Mail, Return Receipt
         Requested:

         If to Johnson:      John D. Johnson
                             10 Echo Lake Blvd.
                             Mahtomedi, MN 55115

         If to the Company:  Chairman of the Board
                             Cenex Harvest States Cooperatives
                             5500 CENEX Drive
                             Inver Grove Heights, MN 55077

         With a copy to:     General Counsel
                             Cenex Harvest States Cooperatives
                             5500 CENEX Drive
                             Inver Grove Heights, MN 55077
13.      Entire Agreement

         This Agreement shall constitute the entire agreement between the parties, superseding all prior agreements, and may not be modified or amended and no waiver shall be effective unless by written document signed by the Chairman of the Board and Johnson.

         IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date set forth above.



                                          CENEX HARVEST STATES COOPERATIVES


 /s/ John D. Johnson                      By: /s/ Noel K. Estenson
-------------------------------------         ----------------------------------
     John D. Johnson
                                          Its: Chief Executive Officer
                                               ---------------------------------